EXHIBIT 99.1





                      CLIENT AGREEMENT

THIS AGREEMENT, entered into the ____ day of ____________, 2003 by and between ELDERWATCH, INC. and __________________________________________
(Client) each located at the address below.

Whereas Elderwatch, Inc. will herein provide a service to the Client wherein it will visit on a regular and consistent basis a designated individual who is a family member or friend who is confined to a medical facility, retirement facility, private residence or nursing facility and for which the Client desires regular reports as to the health, physical treatment and well being of said family member or friend.

The parties agree as follows:
     a) Elderwatch, Inc. shall provide a service to the Client by regular visits to a specified individual and report back to the client.

     b) The service shall be provided to the Client for a six (6) month consecutive period for which the Client for which the client agrees to pay in advance in monthly installments, the first installment being payable upon execution of this Agreement. A security deposit equal to one month's fees is also payable upon execution of this Agreement to be held by Elderwatch, Inc. in a separate, interest-bearing account established for such security deposits. This deposit shall be used to offset unpaid services under the terms of this Agreement and shall be promptly returned upon proper notice of termination.

     c) This Agreement will be automatically renewed unless the Client gives notification of termination in writing not less than thirty (30) days prior to the expiration of any period. The Client understands that to provide the service at the indicated cost, the service must be provided on a regular, consecutive basis for a fixed period of time. In case of the death of the individual visited, charges will be levied only to the end of the month and any excess payments including deposits shall be promptly returned.

     d) The Client acknowledges that Elderwatch, Inc. and its representatives or not medical personnel nor are their observational services to be construed or interpreted as provision of medical services or diagnosis. All services consist of a general observation of the subject's condition and the condition of the subject's surroundings for the Client's information.

     e) This Agreement contains the entire understanding between the parties and no oral representations or promises not contained herein shall be construed as part of the agreement between the parties. Any modification or alteration of this Agreement shall be reduced to writing.

f) Any term of reference to "he" or "she" shall be gender-neutral and shall apply to the appropriate individual as the case may be.

g) The parties designate Broward County, Florida as the situs for this Agreement for purposes of notice and jurisdiction.

Elderwatch, Inc.                        Client
2881 North Pine Island Road
Building 65, Suite 203
_____________________________________
Sunrise, Florida 33322                            (print name)
                                   _____________________________________
                                        (address)
By: _____________________________________
_________________________________________